Exhibit 99.1

             PAYLESS SHOESOURCE ANNOUNCES SECOND QUARTER RESULTS

        HIGHLIGHTS:

        Second Quarter 2005 comparisons with Second Quarter 2004:

          -- 1.5% increase in same-store sales

          -- 33.9% gross margin, vs. 31.6% in second quarter 2004

          -- 41% increase in operating profit

          -- 5.1% decrease in inventory per-store

        TOPEKA, Kan., Aug. 18 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the second quarter of fiscal 2005, which ended July 30, 2005, diluted earnings per share were $0.29, compared with $0.05 during the second quarter of fiscal 2004. The company recorded net earnings of $19.9 million during the second quarter 2005 compared with $3.8 million during the second quarter 2004.

        Second quarter 2005 results include pre-tax charges of approximately $8 million for expenses related to the management transition. After taxes these charges were approximately $5 million or $0.08 per diluted share. In addition, in the second quarter 2005 the company incurred a loss from discontinued operations, net of income taxes and minority interest, of $1.9 million, or $0.03 per diluted share.

        Second quarter 2004 results included a non-cash pre-tax restructuring charge of $13.7 million relating to continuing operations, and a loss from discontinued operations, net of income taxes and minority interest, of $16.0 million, or $0.24 per diluted share.

        During the first six months of 2005, net earnings were $50.1 million and diluted earnings per share were $0.74. This compares with net earnings of $17.9 million and diluted earnings per share of $0.26, in the first six months of 2004.

        Review of second quarter results from Continuing Operations
        Sales during the second quarter 2005 totaled $693.9 million, a 0.2 percent decrease from $695.6 million during the second quarter 2004. Same-store sales increased 1.5 percent during the second quarter 2005. In total, average unit retail increased by 6.3 percent and unit sales decreased by 6.4 percent during the second quarter 2005, compared with the same period last year. Average footwear unit retail increased by 5.4 percent and footwear unit sales decreased by 5.2 percent relative to the same period last year. The decrease in footwear unit sales reflects primarily the lower store count, as well as a slight decrease in unit sales per store.

        Gross margin was 33.9 percent of sales in the second quarter 2005 versus
31.6 percent in the second quarter 2004. The improvement resulted primarily from more favorable initial mark-on relative to last year. The company has previously disclosed that, during the first quarter 2005, gross margin was positively impacted by improvements in inventory condition in addition to other items relating to the costing of inventory. These items did not have a significant net impact on gross margin in the second quarter.

        Selling, general and administrative expenses were 29.0 percent of sales in the second quarter 2005 versus 26.1 percent in the second quarter 2004. The increase reflects charges of approximately $8 million for expenses relating to the management transition, a $6 million increase in advertising expense relative to last year, and $5 million additional costs for employee incentive programs. These increases were partially offset by a $4 million reduction in payroll, reflecting the reduced store count and other restructuring actions.

        Operating profit from continuing operations increased during the second quarter 2005 to $34.2 million from $24.3 million during the second quarter 2004. As previously mentioned, second quarter 2005 included approximately $8 million of pre-tax charges related to the management transition. Second quarter 2004 included a non-cash pre-tax restructuring charge of $13.7 million.

        The company's effective income tax rate on continuing operations was
31.8 percent during the second quarter 2005, including the discrete benefit of released tax reserves relating to favorable settlements of income tax audits. This compares with a rate of 11.1 percent in the second quarter 2004, including an adjustment to reflect a cumulative effective income tax rate of 23.3 percent for the first half of the year.

        Net earnings from continuing operations were $21.8 million in the second quarter 2005, compared with net earnings from continuing operations of $19.8 million in the second quarter 2004. Diluted earnings per share from continuing operations increased during the second quarter 2005 to $0.32 from $0.29 during the second quarter 2004.

        Discontinued Operations
        The loss of ($1.9) million, or ($0.03) per diluted share from discontinued operations during the second quarter 2005 primarily reflects contract termination costs in excess of previous estimates. The loss of ($16.0) million, or ($0.24) per diluted share from discontinued operations in the second quarter 2004 reflects performance of these operations during the quarter as well as non-cash asset impairment costs related to exiting these operations. Discontinued operations included Parade, Peru, Chile and 26 Payless stores in North America. The company exited these operations during 2004.

        Review Of First Half 2005 Operations
        Sales during the first six months of 2005, totaled $1.39 billion, a slight increase over the first six months of 2004. During the first six months of 2005, same-store sales increased 2.1 percent. During the first six months of 2005, gross margin was 34.5 percent of sales versus 31.4 percent in the first six months of 2004. During the first six months of 2005, selling, general and administrative expenses were 28.6 percent of sales versus 26.7 percent in the first six months of 2004.

        The company's effective income tax rate on continuing operations was
29.9 percent for the first half 2005, including the benefit of released tax reserves relating to favorable income tax audit settlements in both the first and second quarters. For the second half of fiscal year 2005, the effective income tax rate is expected to be approximately 35 percent, excluding the effect of any discrete items in the second half.

        Operating profit for the first six months of fiscal 2005 was $81.2 million, compared with $52.7 million in the same period last year.

        During the first six months of 2005, net earnings from continuing operations were $53.5 million and diluted earnings per share were $0.79. During the first six months of fiscal 2004, net earnings from continuing operations were $37.7 million and diluted earnings per share were $0.55.

        Losses from discontinued operations were ($3.4) million or ($0.05) per diluted share in the first half 2005 and ($19.8) million or ($0.29) per diluted share in the first half 2004.

        Net earnings for the first half of fiscal 2005 were $50.1 million and diluted earnings per share were $0.74. During the first six months of fiscal 2004, net earnings were $17.9 million and diluted earnings per share were $0.26.

        Balance Sheet
        The company ended the second quarter 2005 with cash of $361 million, an increase of $58 million during the second quarter. Total inventories at the end of the second quarter 2005 were $362 million compared to $398 million at the end of second quarter 2004, a decrease of 5.1 percent on a per-store basis. There were no borrowings on the company's revolving credit facility outstanding as of the end of the second quarter 2005.

        Capital Expenditures
        Cash used for capital expenditures totaled $13.5 million during the second quarter 2005, and $35.3 million year-to-date. For the full fiscal year 2005, Payless intends for cash used for capital expenditures to be approximately $70 million.

        Store Count
        In the second quarter 2005, the company opened 6 new stores and closed 27, for a net decrease of 21 stores. The company also relocated 27 stores. The store count as of the end of the second quarter 2005 was 4,625. As of the end of the second quarter 2004, the store count for continuing operations was 4,830.

        Consistent with previous disclosures, during fiscal year 2005, the company intends to open approximately 30 new stores and close approximately 70, for a net reduction of approximately 40 stores. The company also intends to relocate approximately 70 stores.

        Share Repurchase
        During the first six months of 2005, the company repurchased 125,000 shares of common stock for approximately $2 million. With the exception of stock repurchases as part of the company's employee stock purchase and stock incentive plans, the company did not repurchase stock in the second quarter 2005. Under the indenture governing the company's 8.25% Senior Subordinated Notes, the company may repurchase approximately an additional $52 million of common stock. This limit will continue to adjust quarterly based on the company's net earnings.

        Management Transition
        On May 26, 2005 the company announced that Matthew E. Rubel would join the company as Chief Executive Officer and President in July, replacing Stephen
J. Douglass, who announced his intention to leave the company. The transition was completed on July 18, 2005. On that date, Mr. Rubel was elected to his executive positions, as well as to the company's Board of Directors. In addition, Howard R. Fricke was elected as the company's first non-Executive Chairman of the Board, replacing Mr. Douglass.

        Chief Executive Officer's Comments
        "Our results for the second quarter show continued progress, but we believe that we have opportunities to improve over the longer term," said Matt Rubel, Chief Executive Officer and President. "In my first month since joining Payless, I have become even more confident that we can build on our unique and powerful platform as the largest specialty family footwear retailer in the Western hemisphere, by leveraging our strengths in sourcing and distribution. "We will focus on building stronger emotional connections with the consumer through enticing product, powerful brand communications and a compelling point of sale experience."

        Fiscal 2005 Outlook

        Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of our merchandise authority strategy. The company does not provide guidance for sales, earnings or margins. However, certain financial metrics for fiscal 2005 are expected to include:

        -- Depreciation and amortization of approximately $90 - $95 million dollars;
        -- Cash used for capital expenditures are planned at $70 million; and, -- Working capital should be approximately neutral, subject to normal seasonal fluctuations.

        Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of July 2005, the Company operated a total of 4,625 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com.

        This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yaun and other currencies. Please refer to the Company's 2004 Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

        NOTE REGARDING ATTACHMENTS:

        -- The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2004 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2004 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

(Millions, except per share data)

                                                  13 Weeks Ended              26 Weeks Ended
                                             ------------------------    ------------------------
                                              July 30,      July 31,      July 30,      July 31,
                                                2005          2004          2005          2004
                                             ----------    ----------    ----------    ----------
Net sales                                    $    693.9    $    695.6    $  1,389.1    $  1,387.9

Cost of sales                                     458.8         476.1         909.6         951.6

Gross margin                                      235.1         219.5         479.5         436.3

Selling, general and administrative
 expenses                                         200.9         181.5         397.6         369.9

Restructuring                                         -          13.7           0.7          13.7

Operating profit from continuing
 operations                                        34.2          24.3          81.2          52.7

Interest expense, net                               2.4           4.5           5.6           8.9

Earnings from continuing operations
 before income taxes and minority
 interest                                          31.8          19.8          75.6          43.8

Provision for income taxes                         10.1           2.2          22.6          10.2

Earnings from continuing operations
 before minority interest                          21.7          17.6          53.0          33.6

Minority interest, net of income taxes              0.1           2.2           0.5           4.1

Net earnings from continuing
 operations                                        21.8          19.8          53.5          37.7

Loss from discontinued operations, net
 of income taxes and minority interest             (1.9)        (16.0)         (3.4)        (19.8)

Net earnings                                 $     19.9    $      3.8    $     50.1    $     17.9

Diluted earnings per share:
     Earnings from continuing
      operations                             $     0.32    $     0.29    $     0.79    $     0.55
     Loss from discontinued
      operations                                  (0.03)        (0.24)        (0.05)        (0.29)
Diluted earnings per share                   $     0.29    $     0.05    $     0.74    $     0.26

Basic earnings per share:
     Earnings from continuing
      operations                             $     0.32    $     0.29    $     0.79    $     0.55
     Loss from discontinued
      operations                                  (0.03)        (0.24)        (0.05)        (0.29)
Basic earnings per share                     $     0.29    $     0.05    $     0.74    $     0.26

Diluted weighted average shares
 outstanding                                       68.0          68.1          67.4          68.0

Basic weighted average shares
 outstanding                                       67.5          68.0          67.3          68.0

                            PAYLESS SHOESOURCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                         JULY 30,      JULY 31,     JANUARY 29,
(dollars in millions)                      2005          2004          2005
-------------------------------------   ----------    ----------    -----------
ASSETS:

Current assets:
    Cash and cash equivalents           $    361.0    $    175.0    $     289.6
    Marketable securities, available
     for sale                                    -           9.0            5.0
    Restricted cash                            2.0          33.5            3.0
    Inventories                              361.9         398.2          345.3
    Current deferred income taxes             22.4          23.1           21.9
    Other current assets                      56.8          68.2           56.6
    Current assets of discontinued
     operations                                2.9          20.6            8.5
Total current assets                         807.0         727.6          729.9

Property and Equipment:
    Land                                       7.7           8.0            8.0
    Property, buildings and equipment      1,189.2       1,198.5        1,186.9
    Accumulated depreciation and
     amortization                           (797.9)       (793.8)        (772.6)
    Property and equipment, net              399.0         412.7          422.3

Favorable leases, net                         19.9          24.3           21.7

Deferred income taxes                         35.1          33.9           36.4

Goodwill, net                                  5.9           5.9            5.9

Other assets                                  22.5          26.5           23.5

Noncurrent assets of discontinued
 operations                                      -          12.0            0.1

TOTAL ASSETS                            $  1,289.4    $  1,242.9    $   1,239.8

LIABILITIES AND EQUITY:

Current liabilities:
    Current maturities of debt          $      1.6    $      0.8    $       0.3
    Notes payable                              2.0          33.5            3.0
    Accounts payable                         147.9         126.5          160.3
    Accrued expenses                         163.8         151.9          159.7
    Current liabilities of
     discontinued operations                   6.2           4.9           15.0
Total current liabilities                    321.5         317.6          338.3

Long-term debt                               204.3         204.1          204.3
Other liabilities                             98.0          81.4           93.6
Noncurrent liabilities of
 discontinued operations                         -           9.9              -
Minority interest                              8.4           8.0            8.6
Commitments and contingencies                    -             -              -

Equity                                       657.2         621.9          595.0

TOTAL LIABILITIES AND EQUITY            $  1,289.4    $  1,242.9    $   1,239.8

                            PAYLESS SHOESOURCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                              Year-to-date
                                        ------------------------     Year ended
                                         July 30,      July 31,     January 29,
(dollars in millions)                      2005          2004           2005
-------------------------------------   ----------    ----------    ------------
OPERATING ACTIVITIES:
Net earnings (loss)                     $     50.1    $     17.9    $      (2.0)
Loss from discontinued operations,
 net of income taxes
 and minority interest                        (3.4)        (19.8)         (37.1)
Net earnings from continuing
 operations                                   53.5          37.7           35.1
Adjustments for non-cash items
 included in net earnings
 from continuing operations:
      Non-cash component of
       restructuring charges                     -          13.7           10.8
      Loss on impairment and
       disposal of assets                      5.2           4.7            7.0
      Depreciation and amortization           46.0          47.5           94.6
      Amortization of deferred
       financing costs                         0.6           0.5            0.9
      Amortization of unearned
       restricted stock                        0.3           0.4            0.7
      Deferred income taxes                    0.9          (7.2)          (6.4)
      Minority interest, net of
       income taxes                           (0.5)         (4.1)          (3.6)
      Income tax benefit of stock
       option exercises                        0.8             -              -
Changes in working capital:
      Inventories                            (16.6)        (23.5)          31.0
      Other current assets                    (0.1)         (7.9)           8.4
      Accounts payable                       (11.4)         (2.5)          30.0
      Accrued expenses                        10.5          30.4           34.1
Other assets and liabilities, net              4.7           0.9            6.1
Net cash (used in) provided by
 discontinued operations                      (6.5)          1.1            6.6

Cash flow provided by operating
 activities                                   87.4          91.7          255.3

INVESTING ACTIVITIES:
Capital expenditures                         (35.3)        (56.2)        (103.0)
Dispositions of property and
 equipment                                     0.8             -            3.0
Restricted cash                                1.0             -           30.5
Purchases of marketable securities               -          (9.0)         (13.0)
Sales of marketable securities                 5.0          10.0           18.0

Cash flow used in investing
 activities                                  (28.5)        (55.2)         (64.5)

FINANCING ACTIVITIES:
Payment of notes payable                      (1.0)            -          (30.5)
Issuance of debt                               1.3           1.6            2.4
Payment of deferred financing costs              -          (0.2)          (0.2)
Repayments of debt                               -          (0.5)          (1.5)
Issuances of common stock                     12.3           1.0            1.6
Purchases of common stock                     (2.4)         (1.0)         (11.4)
Contributions by minority owners               0.5           1.5            3.7

Cash flow provided by (used in)
 financing activities                         10.7           2.4          (35.9)

Effect of exchange rate changes on
 cash                                          1.8          (0.6)          (2.0)

Increase in cash and cash
 equivalents                                  71.4          38.3          152.9

Cash and cash equivalents,
 beginning of period                         289.6         136.7          136.7
Cash and cash equivalents, end of
 period                                 $    361.0    $    175.0    $     289.6

        Certain reclassifications have been made to prior periods to conform to the current presentation.

SOURCE  Payless ShoeSource, Inc.
    -0-                             08/18/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /